CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA1001

Artist:	Frank Bowling
Title:	Son of Kaieteur
Medium:	Acrylic on canvas
Size:	68 x 28 in (172.7 x 71.1 cm) 1976
Date:	

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 6th Day of August, 2024 (the "***Effective Date***"), by and between [***], a New York limited liability company with an address at [***] ("***Seller***"), and Level & Co. Gallery, LLC with an address at [***] ("***Buyer***"). Seller is acting on behalf of the sole legal and beneficial owner (the "***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference, and has the authority to sell the Work of art described above (the "**Work**"), and has the authority to sell the Work on behalf of the Owner, and Buyer, has agreed to buy the Work from Seller, , on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Three Hundred Twenty Five Thousand U.S. Dollars (USD $325,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Buyer pays the full Purchase Price to the Seller. The full Purchase Price shall be paid no later than five (5) business days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. For the avoidance of doubt, Buyer has provided a copy of a Resale Certificate to Seller and each party shall be solely responsible for paying any of their respective applicable taxes owed in connection with the transaction. Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Buyer to enter into this Purchase Agreement, and acknowledging that Buyer is relying on each and all of the following representations, warranties and covenants, Seller, on behalf of itself and Owner, represents and warrants to Buyer on the Effective Date and on the Closing Date and agrees with Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Buyer with all requested information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer at the Current Location (as defined in Section 7 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***").

3.1.7. To the best of the Seller's knowledge, and at all times whole owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a "***Certificate***") exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Buyer prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller, on behalf of itself and Owner, jointly and severally, do hereby agree to indemnify, defend and hold Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller or Owner of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

4. INSPECTION. Buyer inspected the work at the Owner's New York residence (the "***Current Location***") on August 2nd, 2024. Buyer shall be entitled to inspect the Work at the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is collected at the Current Location, Buyer, or agent on behalf of Buyer, shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK. Between the Effective Date and the date on which Buyer collects the Work (as defined in Section 8 below), the Work shall remain at the Current Location (the "***Current Location***"). Any damage to the Work must be reported immediately to Buyer. As of the Effective Date, Seller will not perform any conservation or restoration on the Work, or relocate the Work, without notice to Buyer.

6. INSURANCE. Seller and/or Owner shall arrange and pay for the Work to be insured under a fine art policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller and/or Owner to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) Buyer's acceptance of the Work at the Current Location.

7. TITLE. On the Closing Date, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Buyer a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller or Owner (if applicable). Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. DELIVERY AND EXPENSES. Within five (5) business days of the Closing Date, if the Buyer has not already done so, Buyer shall pay all costs and be responsible for arranging, crating, packing and collecting the Work.

9. THIRD-PARTY COMMISSIONS. Neither party hereto shall be responsible for the payment of any commissions or fees due any person acting on behalf of either party hereto in connection with the transaction contemplated by this Agreement. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer.

10. TERMINATION.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.3. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is

a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York, and the parties hereby consent to such venue and jurisdiction without objection. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

BUYER:

LEVEL & CO. GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

August 5, 2024

Level & Co
[***]

INVOICE #[***]

Frank Bowling
Son of Kaieteur, 1976
Acrylic on canvas
68 x 28 inches



TOTAL AMOUNT DUE: $325,000

Please make check payable to [***]. or pay by wire transfer.

Payment is due immediately upon receipt of invoice.
Purchaser is responsible for the payment of shipment and insurance of work of art.
Title to works shall not be transferred until payment is complete.

Thank you.

EXHIBIT C

BILL OF SALE

Dated: August 6, 2024

Sold by: [***] ("Seller")

Level & Co. Gallery, LLC
[***]

Sold to: ("Buyer")

Artist:	Frank Bowling	
Title:	Son of Kaieteur	
Medium:	Acrylic on canvas	
Size:	68 x 28 in (172.7 x 71.1 cm)	(the "Work")
Date:	1976	
NY Sales Tax:	None Withheld; Resale Certificate	
Purchase Price:	USD $325,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA1001 by and between Seller and Level & Co. Gallery, LLC dated August 6, 2024, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

BUYER:

[***]

BY:
ITS: